UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/11/2016

Discovery Communications, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34177

Delaware	35-2333914
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Discovery Place
Silver Spring, Maryland 20910
(Address of principal executive offices, including zip code)

240-662-2000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 11, 2016, Discovery Communications, LLC (“DCL”), a wholly-owned subsidiary of Discovery Communications, Inc. (the “Company”) entered into an amendment (the “Alpert Romm Amendment”) to its employment agreement with its Chief Human Resources and Global Diversity Officer, Adria Alpert Romm, dated as of March 1, 2014 (the “Alpert Romm Employment Agreement”). The amendment extends the term of Ms. Alpert Romm’s employment to December 31, 2018, and provides that the term of employment may not be further extended unless by mutual agreement of Ms. Alpert Romm and DCL. If Ms. Alpert Romm separates from employment with DCL on December 31, 2018, it shall be treated as a voluntary retirement under DCL’s plans and programs, including its equity-based compensation plans. If there is a Change of Control (as defined in the award agreement for Ms. Alpert Romm’s 2016 annual equity awards), and DCL does not offer Ms. Alpert Romm a renewal or extension of the term of employment by at least one year beyond December 31, 2018, Ms. Alpert Romm’s separation from employment at the end of the term would be considered a termination without Cause and Ms. Alpert Romm would be eligible for a Severance Payment, all as defined in the Alpert Romm Employment Agreement.

Pursuant to the Alpert Romm Amendment, Ms. Alpert Romm shall be considered for annual equity awards in 2017 and 2018, consistent with the process applied to other similarly-situated senior executives, except that the awards made to Ms. Alpert Romm in 2017 and 2018 shall be entirely in the form of nonqualified stock options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Communications, Inc.

Date: October 13, 2016	By:	/s/ Bruce Campbell
Bruce Campbell
Chief Development, Distribution & Legal Officer